LANCER CORPORATION
                                 235 West Turbo
                            San Antonio, Texas 78216







April 21, 1997


Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the Meeting) of Lancer Corporation (the Company) to be held at the Companys primary manufacturing facility at 6655 Lancer Blvd., San Antonio, Texas (see accompanying map for directions) on Thursday, May 22, 1997 at 9:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement fully describes the formal business to be transacted at the Meeting, which includes: electing seven directors of the Company; approving the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year; considering and voting upon a proposed amendment to the Companys Articles of Incorporation which will increase the number of authorized shares of the Companys common stock; approving an increase in the number of shares available for awards under the Companys 1996 Stock Incentive Plan; and transacting such other matters as may properly come before the Meeting or any adjournments thereof.

Directors and officers of the Company, as well as a representative of the Companys independent auditors, will be present at the annual meeting to respond to any questions that you may have.

The Companys Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of the Company and its shareholders and unanimously recommends a vote FOR each such matter. Accordingly, we urge you to review the accompanying material carefully, and to please sign, date and return the enclosed Proxy promptly. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

Sincerely,



/s/George F. Schroeder
George F. Schroeder
President and Chief Executive Officer

                               LANCER CORPORATION
                                  235 W. Turbo
                            San Antonio, Texas 78216

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 22, 1997

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the Meeting) of Lancer Corporation (the Company or Lancer) will be held at the Companys primary manufacturing facility at 6655 Lancer Blvd., San Antonio, Texas (see accompanying map) on Thursday, May 22, 1997 at 9:30 a.m., local time. A form of Proxy and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1. The election of a Board of Directors consisting of seven directors for the ensuing year;

2. The approval of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year;

3.   The  approval  of  a  proposed   amendment  to  the  Companys  Articles  of
     Incorporation which will increase the number of authorized shares of the Companys common stock;

4. The amendment of the Companys 1996 Stock Incentive Plan (the 1996 Plan) to allow for an increase in the maximum number of shares for which options may be awarded under the Plan; and

5. Such other matters as may properly come before the Meeting or any adjournments thereof.

The close of business on April 7, 1997 has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting shall be open to the examination of any shareholder during ordinary business hours at the Companys Corporate Headquarters, 235 West Turbo, San Antonio, Texas 78216.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY MAILED A PROXY.

By Order of the Board of Directors



/s/John P. Herbots
John P. Herbots
Secretary

San Antonio, Texas
April 21, 1997

                               LANCER CORPORATION
                                  235 W. Turbo
                            San Antonio, Texas 78216


                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 22, 1997


THE PROXY

This Proxy Statement is being furnished to shareholders of Lancer Corporation (the Company or Lancer) in connection with the solicitation of Proxies (the Proxies) for use at the Annual Meeting of Shareholders (the Meeting) to be held at the Companys primary manufacturing facility at 6655 Lancer Blvd., San Antonio, Texas (see accompanying map) on Thursday, May 22, 1997, at 9:30 a.m., local time, or at such other time and place to which the Meeting may be adjourned. The enclosed Proxy is solicited by the Board of Directors of the Company. Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

The Proxy may be revoked at any time by providing written notice of such revocation to The Bank of New York, Securities Transfer Services, 1301 Fannin, Suite 2215, Houston, Texas 77002, Attention: Proxy Department. This notice must be received prior to 5:00 p.m., local time on May 7, 1997. If notice of revocation is not actually received by the Proxy Department by such date, a shareholder may nevertheless revoke a Proxy by attending the Meeting and voting in person.

The address of the principal executive offices of the Company is 235 W. Turbo, San Antonio, Texas 78216. This Proxy Statement and enclosed Proxy are first being mailed to shareholders on or about April 22, 1997.

RECORD DATE AND VOTING SECURITIES

The record date for determining the shareholders entitled to vote at the Meeting is the close of business on April 7, 1997 (the Record Date), at which time the Company had issued and outstanding 5,837,798 shares of Common Stock, par value $.01 per share (the Common Stock), which class of stock constitutes the only outstanding securities of the Company entitled to vote at the Meeting.

QUORUM AND VOTING

The presence at the Meeting, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting. The approval of all proposals, other than the proposal to amend the Companys Articles of Incorporation, requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by Proxy at the Meeting. The proposal to amend the Companys Articles of Incorporation requires the favorable vote of the holders of at least two-thirds of all the outstanding common stock of the Company, pursuant to the requirements of the Texas Business Corporation Act. Neither the Companys Articles of Incorporation nor Bylaws provide for cumulative voting.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. Because matters to be voted upon at the meeting must be approved by a vote of the holders of either a majority of the shares of the Company present at the meeting in person or by proxy or by two-thirds of all the outstanding shares of the Companys common stock, any abstention (including broker non-votes) on any matter will have the effect of and be counted as a no vote.

ACTIONS TO BE TAKEN AT THE MEETING

All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted FOR (i) the election of the seven persons named under Election of Directors of the Company; (ii) the proposal to approve KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year; (iii) the proposal to amend the Companys Articles of Incorporation to increase the number of authorized shares of the Companys common stock; (iv) the proposal to amend the Companys 1996 Stock Incentive Plan to allow for an increase in the maximum number of shares for which options may be awarded under the Plan; and
(v) at the discretion of the proxy holders, any other matter that may properly come before the Meeting or any adjournment thereof. The Board of Directors of the Company unanimously recommends a vote FOR each proposal described in this Proxy.

PROPOSAL I - ELECTION OF DIRECTORS

There are seven directors to be elected. It is intended that the names of the persons indicated in the following table will be placed in nomination and that the persons named in the Proxy will vote for their election unless otherwise instructed. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute. To be elected, a nominee must receive the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy, at the Meeting. Each nominee elected will serve as director for the ensuing year and until his or her successor shall have been duly qualified and elected.

The nominees are as follows:

Name                                                   Age                     Position
-----------------------                           ---------------              -------------------------------------

Alfred A. Schroeder (1)                                 60                     Chairman of the Board
George F. Schroeder (1)                                 57                     President, Chief Executive Officer
                                                                               and Director
John P. Herbots                                         49                     Vice President-Finance, Secretary,
                                                                               Treasurer and Director
Walter J. Biegler (2)                                   55                     Director
Jean M. Braley                                          67                     Director
Charles K. Clymer (2)                                   61                     Director
Michael E. Smith (2)                                    56                     Director

(1) Alfred A. Schroeder and George F. Schroeder are brothers. No other nominee is related by blood, marriage or adoption to another nominee or to any executive officer of the Company or its subsidiaries.

(2)  Member of the Compensation, Audit, and Stock Option Committees.

Mr. Alfred A. Schroeder is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1967. His primary responsibilities include conceptual engineering design, new product development and corporate planning. He is the brother of George F. Schroeder, and is also a partner in Lancer Properties. See Compensation and Certain Transactions.

Mr. George F. Schroeder is a co-founder of the Company and has served as its President, Chief Executive Officer and director since 1967. His primary responsibilities include strategic planning, marketing, overall production management and corporate administration. He is the brother of Alfred A.
Schroeder, and is also a partner in Lancer Properties. See Compensation and Certain Transactions.

Mr.John P. Herbots joined the Company as Vice President of Finance and Administration in February 1995. In August 1995, Mr. Herbots was appointed Chief Financial Officer, Treasurer and Secretary. Prior to joining Lancer,

Mr. Herbots was Executive Vice President of MK Rail Corporation and from 1990 until 1992, served as Vice President and Chief Financial Officer for Morrison Knudsen Corporations Rail Systems Group. Prior to that he was Vice President and CFO of Avline Leasing Corporation for one year, of Lancer Corporation for one year and of Fairchild Aircraft Corporation for four years. Mr. Herbots was elected to the Board of Directors in May 1995.

Mr. Walter J. Biegler has served as a director of the Company since 1985. He has held the position of Chief Financial Officer of Periodical Management Group, Inc., a San Antonio, Texas concern which distributes periodicals, books and specialty items in the United States, Mexico and the Virgin Islands, since November 1991. Prior to November 1991, he served as the Chief Financial Officer and Senior Vice President-Finance of La Quinta Motor Inns, Inc. of San Antonio, Texas, a national hotel chain.

Ms. Jean M. Braley has served as a director of the Company since 1976. She served as Secretary of the Company from 1982 to 1985. Ms. Braley is currently and has been involved for the last ten years in personal investments as her principal occupation. She is also a partner in Lancer Properties. See Compensation and Certain Transactions.

Mr. Charles K. Clymer has served as a director of the Company since December 1996. Mr. Clymer retired from The Coca-Cola Company in 1993 after 31 years of service. Managerial positions held with Coca-Cola International included Manager of Chile, Director and Senior Vice President of Coca-Cola (Japan) Company Limited, and Vice President of On Premise Market Development and Customer Service for the Latin America Group.

Mr. Michael E. Smith has served as a director of the Company since 1985. Mr. Smith is presently a principal shareholder and Vice President of Bailey-Gosling Associates, Inc., an insurance brokerage firm. He has been employed by the same firm since 1968. Mr. Smith has been the Company's insurance broker since 1981. See Compensation and Certain Transactions.

Board of Directors and Committees

The business of the Company is managed under the direction of the Board of Directors. The Board meets on a periodic basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors met five times and acted by unanimous written consent two times during the 1996 fiscal year. During such period, each member of the Board participated in at least 75% of all Board and applicable Committee meetings, except for Ms. Jean M. Braley, who attended three of the five scheduled meetings of the Board of Directors.

The Board of Directors has established audit, compensation and stock option committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. Mr. Walter J. Biegler, Mr. Charles K. Clymer and Mr. Michael E. Smith are the members of the audit, compensation and stock option committees. The Audit Committee is responsible for the review of the audited financial results and coordination of the annual audit. The Compensation Committee is responsible for officer compensation. The Stock Option Committee is responsible for administering the Companys stock option plans. The Compensation Committee met once, and the Stock Option Committee met five times during the 1996 fiscal year to consider officer compensation. The Audit committee met once during the 1996 fiscal year.

PROPOSAL II - APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors to make an examination of the accounts of the Company for the fiscal year 1997, and has directed that the appointment be submitted to the shareholders for their approval at the Meeting. KPMG Peat Marwick LLP has audited the Companys financial statements for a period exceeding 17 years. It is expected that a representative of the firm will be present at the Meeting with an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions by shareholders. If the shareholders do not approve this appointment, the Board of Directors will consider the selection of other auditors.

During the fiscal year ended December 31, 1996, KPMG Peat Marwick LLP provided audit services to the Company consisting of the audit of the consolidated financial statements of the Company, services related to filings with the Securities and Exchange Commission, and tax preparation and consultation services.

PROPOSAL III - INCREASE IN NUMBER OF AUTHORIZED COMMON SHARES

The Board of Directors has voted to amend the Companys Articles of Incorporation to increase the number of authorized common shares to 50,000,000 nonassessable common shares with a par value of $.01 per share. The Board of Directors is submitting Proposal III for shareholder approval.

Proposal III proposes to amend the first paragraph of Article Four of the Companys Articles of Incorporation to read in its entirety as follows:

     The corporation shall have authority to issue two classes of shares, to be designated respectively, preferred and common. The total number of shares which the Corporation is authorized to issue is fifty-five million
     (55,000,000) shares. The number of preferred shares authorized is five million (5,000,000) nonassessable shares, which shares are without par value. The number of common shares authorized is fifty million (50,000,000) nonassessable shares and the par value of each such share is $0.01.

As of the Record Date, there were 10,000,000 common shares authorized, 5,837,798 common shares outstanding, and approximately 541,543 common shares reserved for future issuance pursuant to outstanding options granted under the Companys stock option plans. No preferred shares were outstanding as of the Record Date, and the proposed amendment does not increase the number of authorized preferred shares. If the amendment to the Certificate of Incorporation is approved, the Board of Directors will have the authority to issue 44,162,202 additional common shares, and 5,000,000 preferred shares, without further stockholder approval, except as otherwise required by the applicable rules of the American Stock Exchange or applicable laws or regulations.

The Board of Directors believes the authorized number of shares of common stock should be increased to provide sufficient shares for such appropriate purposes as may be determined by the Board of Directors to be necessary or desirable. The purposes may include, without limitation: facilitating broader ownership of the Companys common stock by effecting stock splits or issuing stock dividends; raising capital through the sale of common stock; attracting and retaining valuable employees by the issuance of additional stock options, including additional shares reserved for future option grants under the Companys existing stock plans; and acquiring other businesses in exchange for shares of the Companys Common Stock. The Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise.

The Company has no pending arrangements to issue any of the additional shares of Common Stock that would be authorized as a result of the proposed amendment to the Companys Articles of Incorporation. Since the shareholders of the Company have no preemptive rights, the issuance of Common Stock on other than a pro rata basis may reduce each shareholders proportionate voting power in relation to that of the shareholders as a whole.

The issuance of additional shares of Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Companys existing stockholders. In addition, the Companys authorized but unissued shares of Common Stock could be used to make a change in control of the Company more difficult or costly. Issuing additional shares of Common Stock could have the effect of diluting stock ownership of the person seeking to obtain control of the Company. The Company is not aware, however, of any pending or threatened efforts to obtain control of the Company, and the Board of Directors has no current intention to use the additional shares of Common Stock in order to impede a takeover attempt.

PROPOSAL IV - INCREASE IN THE NUMBER OF SHARES FOR WHICH  OPTIONS MAY BE AWARDED
     UNDER THE 1996 STOCK INCENTIVE PLAN.

The Board of Directors has approved an amendment to the 1996 Stock Incentive Plan to increase from 150,000 to 400,000 the number of shares for which options may be granted. The Board of Directors is submitting Proposal IV for shareholder approval.

Proposal IV proposes to amend the first sentence of Section 4(a) of the Companys 1996 Stock Incentive Plan to read in its entirety as follows:

         Subject to adjustment by the operation of Section 4(b) hereof, the maximum number of shares with respect to which Awards may be made under the Plan is 400,000.

The Companys 1996 Stock Incentive Plan (the 1996 Plan) was adopted by shareholders at the Annual Meeting of Shareholders held on May 23, 1996. The purpose of the 1996 Plan is to promote the long-term interests of the Company and its shareholders by providing officers and other key employees of the Company and its Affiliates and other key individuals (including non-employees) with an additional incentive to promote the financial success of the Company and its Affiliates. As of the date of this Proxy Statement, options on 21,750 shares remained available for grant out of a total of 225,000 initially approved (both figures are adjusted for the three-for-two stock dividend effective July 9,
1996). The 1996 Plan provides that shareholder approval is required to increase the number of shares with respect to which awards may be made under the Plan. The Board of Directors believes it is in the best interest of the Company and its shareholders to increase the number of shares on which options can be awarded under the 1996 Plan from 150,000 to 400,000, or from 225,000 to 600,000 to give effect to a three-for-two stock dividend paid July 9, 1996, so that the Company can continue to grant stock options to key personnel. See Description of the 1996 Plan, Option Grants During the 1996 Fiscal Year, and Options Exercised During the 1996 Fiscal Year and Fiscal Year End Option Values.

Description of the 1996 Plan

The 1996 Plan provides for the granting of incentive stock options (as defined in Section 422A of the Internal Revenue Code of 1954, as amended) (ISOs) and options which do not qualify as ISOs (non-qualified stock options, or NQSOs), and is intended to promote the long-term interests of the Company and its shareholders by providing officers and other key employees of the Company and its Affiliates and other key individuals (including non-employees) with an additional incentive to promote the financial success of the Company and its Affiliates. Options will be granted on such terms and prices as determined by the Stock Option Committee of the Board of Directors in its sole discretion; provided, however, that the per share exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option shall be exercisable after the expiration of 10 years from the date of grant. A committee composed of three members of the Board of Directors, none of whom is eligible to receive options under the 1996 Plan, will administer and interpret the 1996 Plan. The committee has authority to grant options under the 1996 Plan to all eligible employees of the Company, including officers and directors of the Company who are also employees.

Unless sooner terminated by action of the Board, the 1996 Plan will terminate on February 28, 2007 and no options may thereafter be granted under the 1996 Plan. The 1996 Plan may be amended, altered or discontinued by the Board without the approval of the shareholders, except that the Board does not have the power of authority to increase the maximum number of shares for which options may be granted under the 1996 Plan (except for certain adjustments) either in the aggregate or as to any individual employee; change the minimum purchase prices which may be established under the 1996 Plan (except for certain adjustments); extend the period or periods during which options may be granted or exercised; change the provisions relating to the determination of employees to whom options shall be granted and the number of shares to be covered by such options or change the provisions relating to adjustments to be made upon changes in capitalization. However, the Stock Option Committee may make appropriate adjustments in the number of shares covered by the 1996 Plan and the outstanding options, and in the option prices, to reflect any stock dividend, stock split, share combination or other recapitalization, and, with respect to outstanding options and option prices, to reflect any merger, consolidation, reorganization, liquidation or the like, of or by the Company.

Options will be granted only to persons who are key employees of the Company which include directors, officers, supervisory personnel, as well as other employees of the Company or a subsidiary corporation of the Company as determined by the Stock Option Committee. The number of other key employees who might be eligible is not determinable at this time. Options may be granted to persons to whom options have previously been granted under the 1987 and 1992 Plans. The aggregate fair market value (determined at the time of the grant) of the Common Stock with respect to which options under the 1996 Plan are exercisable for the first time by a grantee of an option during any calendar year shall not exceed $100,000. Other than this restriction, there is no restriction in the 1996 Plan on the maximum or minimum number of shares of Common Stock covered by options that may be granted to any person or that may be made purchasable by exercise by any person at any time.

Unless, as otherwise provided in the 1996 Plan, the option holders employment terminates as a result of death, disability or retirement; or is terminated for cause, all rights to exercise options terminate 90 days from the date the option holder ceases to be an employee of the Company or a subsidiary of the Company.

Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by him. The 1996 Plan provides that, if an option holder dies while in the Companys employment, any unexercisable options may be exercised by the employees executor, administrator, heir or devisee within one year following the employees death, without regard to any limitation imposed on the number of shares then subject to exercise. If an option expires or terminates before it is exercised in full by reason of the death or severance of employment of optionee, the surrender of the option, or any other cause, the shares of stock allocable to the unexercised portion of such option become available for the granting of new options.

A person may exercise his options by giving written notice to the Company specifying the number of shares to be purchased and delivering to the Company payment of the full purchase price in cash, certified bank check, shares of the Companys Common Stock, or any combination of the forms of payment mentioned.

Tax Status of Options

ISOs. ISOs granted under the 1996 Plan are intended to qualify under Section 422A of the Internal Revenue Code, as amended, for incentive stock option treatment. To receive incentive stock option treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been continuously employed by the Company from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option. Any gains upon sale of the stock will be capital gain. The employees gain on exercise (the excess of the fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

If the two-year and one-year holding requirements are not met, but all other requirements are met, the employee will recognize, at the time of disposition of the stock, ordinary income in an amount equal to the difference between the exercise price and the lower of (i) the fair market value of the stock subject to the option on the date of exercise or (ii) the amount realized by the employee on the disposition of the stock; provided that, for (ii) to be applicable, the disposition must be a transaction with respect to which a loss, if sustained, would be recognized. If the amount realized on the disposition of the stock exceeds the fair market value of the stock subject to the option on the date of exercise, the excess will be either long-term or short-term capital gain depending on the employee's holding period for such stock.

The Company will not be entitled to any tax deduction with respect to the grant or exercise of an incentive stock option unless there is a disposition of the stock before the holding periods are satisfied. In such event, the Company would be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee.

The foregoing statements are based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

NQSOs. An NQSO granted under the 1996 Plan is taxed in accordance with Section 83 of the Internal Revenue Code and the regulations thereunder. The following is a discussion of the general rules which are applicable to holders of such NQSOs and to the Company for federal income tax purposes under existing law, and is based upon the assumptions that (i) the NQSOs do not have a readily ascertainable fair market value at the date of grant and (ii) the Common Stock acquired by exercising an NQSO is either transferable or not subject to a substantial risk of forfeiture (as defined in regulations under Section 83 of the Code).

The holder of an NQSO will not realize any taxable income upon the grant of the NQSO, and the Company is not allowed a business expense deduction by reason of such grant. The option holder will recognize ordinary compensation income at the time of exercise of an NQSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. When an option holder sells shares which are acquired pursuant to an NQSO, the option holder will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the option holders basis in the shares. If an option holder holds the shares for longer than one year, the gain or loss will be a long-term capital gain or loss. In general, the Company will be entitled to a business expense tax deduction in an amount equal to the compensation income which is recognized by the option holder at the time of the exercise of the option. The Company will be entitled to take this deduction in the year in which compensation income is recognized by the option holder.

Other Incentive Stock Option Plans of the Company

1992 Stock Option Plan. On December 18, 1991, the Board of Directors adopted the 1992 Non-statutory Stock Option Plan (the 1992 Plan) under which options may be granted to key management employees of the Company, which include officers and directors of the Company who are also employees. The 1992 Plan is intended to encourage stock ownership by key management employees of the Company and its subsidiaries, to provide additional incentive for such employees to expand and improve the profitability of the Company and to attract and retain key personnel.

The 1992 Plan provided for the issuance of up to 258,750 shares of common stock after giving effect to three-for-two stock dividends paid in July 1996 and July 1995 , all of which had been granted as of December 31, 1996. The Stock Option Committee of the Board of Directors administers and interprets the 1992 Plan. Options are granted on such terms and prices as determined by the Committee in its sole discretion; provided, however, that the per share exercise price of the options granted may not be less than the fair market value of the Common Stock on the date of grant. Options were exercisable after six months had elapsed from date of grant.

As of the date of this Proxy Statement, options to purchase an aggregate of 170,775 shares of Common Stock are outstanding under the 1992 Plan exercisable at an average exercise price of $1.94 per share. Options granted to officers include 74,250 shares to each of Alfred A. Schroeder and George F. Schroeder, 14,850 shares to James R. Sprinkle and 14,850 shares to Samuel Durham, all of whom are executive officers of the Company. No options under this plan were exercised during 1996.

1987 Stock Option Plan. On April 14, 1987, the Board of Directors adopted and on May 29, 1987, the Shareholders approved the 1987 Stock Option Plan (the 1987
Plan) under which options may be granted to key employees of the Company, which include officers and directors of the Company who are also employees, supervisory personnel and other employees of the Company or a subsidiary corporation of the Company. The 1987 Plan is intended to advance the interests of the Company by providing officers and other key employees who have substantial responsibility for the direction and management of the Company with additional incentive and increase their proprietary interest in the success of the Company. The 1987 Plan provides for the issuance of up to 225,000 shares of common stock after giving effect to three-for-two stock dividends paid in July 1996 and July 1995, and options granted thereunder are exercisable in incremental amounts up to five years from date of grant. Shares by reason of the expiration of an option that are no longer subject to purchase pursuant to an option granted under the 1987 Plan may be issued in connection with new options granted thereunder. All options granted under the 1987 Plan are intended to qualify under Section 422A of the Internal Revenue Code, as amended, for incentive stock option treatment.

The Stock Option Committee of the Board of Directors administers and interprets the 1987 Plan. Options are granted on such terms and prices as determined by the Committee in its sole discretion; provided, however, that the per share exercise price of the options granted to less than 10% shareholders may not be less than the fair market value of the Common Stock on the date of grant. The exercise price of options granted to 10% shareholders may not be less than 110% of the fair market value of the Common stock on the date of grant. On April 13, 1997, the Board of Directors authority to grant options under 1987 Plan terminated. No more options will be granted under the 1987 Plan.

Each option is exercisable after the period or periods specified in the option agreement but no option is exercisable after the expiration of ten years from date of grant. Options are not transferable other than by will or the laws of descent and distribution without the consent of the Board. The aggregate fair market value (determined at the time of the grant) of the Common Stock with respect to which options under the 1987 Plan are exercisable for the first time by a grantee of an option in any calendar year shall not exceed $100,000. Other than this restriction, there is no restriction in the 1987 Plan on the maximum or minimum number of shares of Common Stock covered by options that may be granted to any person or that may be made purchasable by exercise by any person at any time.

As of the date of this Proxy Statement, options to purchase 165,170 shares of Common Stock are outstanding under the 1987 Plan exercisable at an average exercise price of $4.56 per share. There are no options available for grant. Options granted to executive officers include 51,075 shares to each of Alfred A. Schroeder and George F. Schroeder, 12,894 shares to John P. Herbots, 9,385 shares to Michael U. Raymondi, 6,750 to Robert W. Abbott, 10,125 shares to James
R. Sprinkle and 10,215 shares to Samuel Durham. Options for 9,896 shares under this plan were exercised during 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 20, 1997, regarding the beneficial ownership of common stock of Lancer by each person known by Lancer to own 5% or more of the outstanding shares of each class of Lancer's Common Stock, each director of Lancer, each executive officer of the Company named in the Summary Compensation Table set forth in this proxy, and the directors and executive officers of Lancer as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted. The number of shares beneficially owned reflects a three-for-two stock dividend effective July 9, 1996.

                                                   Number of Shares
Name of Beneficial Owner and Number                of Common Stock           Percent of
of Persons in Group                                Beneficially Owned           Class
------------------------------------------ ----- ---- -------------- ---- ----------------

Alfred A. Schroeder (1)(2)(7)                               855,222                  13.7
George F. Schroeder (1)(3)(7)                               951,031                  15.2
John P. Herbots (4)                                          17,663                     *
Walter J. Biegler                                             4,500                     *
Jean M. Braley (1)(5)                                       324,518                   5.2
Charles K. Clymer                                                 0                     *
Michael E. Smith                                              5,100                     *
Samuel Durham (6)                                            32,690                     *
Michael U. Raymondi (7)                                      11,104                     *
Robert W. Abbott (8)                                         11,550                     *
GHS Management, Inc. (9)                                    546,300                   8.7
Greenbriar Partners, Ltd. (10)                              366,150                   5.9
All directors and executive officers
as a group (fourteen persons) (11)                        2,225,968                  35.6
*Less than 1%

(1) The mailing address for Mr. Alfred A. Schroeder, Mr. George F. Schroeder and Mrs. Jean M. Braley is 235 West Turbo, San Antonio, Texas 78216.

(2)  Includes  125,325  shares   purchasable   pursuant  to  options  which  are
     exercisable within the next 60 days, but excludes 135,730 shares held of record by Mr. Alfred A. Schroeders two adult children.

(3) Includes 298,350 shares held by trusts for the children of Mr. George F. Schroeder, of which Mr. George F. Schroeder is the trustee, and includes 125,325 shares purchasable pursuant to options which are exercisable within the next 60 days. Excludes 10,125 shares held by Mr. George F. Schroeders three adult children.

(4)  Includes   12,813  shares   purchasable   pursuant  to  options  which  are
     exercisable within the next 60 days.

(5) Includes 176,879 shares held by the Estate of William V. Braley for which Mrs. Braley serves as sole independent executrix.

(6)  Includes   28,765  shares   purchasable   pursuant  to  options  which  are
     exercisable within the next 60 days.

(7) Shares purchasable pursuant to options which are exercisable within the next 60 days.

(8) Includes 9,150 shares purchasable pursuant to options which are exercisable within the next 60 days.

(9) GHS Management, Inc. is a Dallas-based investment firm whose mailing address is 8235 Douglas Avenue, Suite 420, Dallas, Texas 75225.

(10) Greenbriar Partners, Ltd. is a Dallas-based investment firm whose mailing address is 1901 N. Akard, Dallas, Texas 75201. Includes 9,000 shares held by Rowe Family Partnership, Ltd.

(11) Includes  323,532  shares   purchasable   pursuant  to  options  which  are
     exercisable within the next 60 days.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning the executive officers of the Company:

Name                                               Age                       Position with the Company
--------------------------                       ------                      ---------------------------------------
Alfred A. Schroeder                               60                         Chairman of the Board
George F. Schroeder                               57                         President and CEO
John P. Herbots                                   49                         Vice President Finance, Secretary,
                                                                             Treasurer and CFO
Charles W. Thomas                                 43                         Vice President of Marketing
Robert W. Abbott                                  58                         Vice President - Asia
Jose A. Canales, Jr.                              51                         Vice President - Latin America
Robert E. Gehl                                    35                         Vice President - Europe
James R. Sprinkle                                 49                         Vice President - Domestic Sales
Samuel Durham                                     48                         Vice President of Engineering
Michael U. Raymondi                               49                         Vice President of Operations

Mr. Alfred A. Schroeder is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1967. His primary responsibilities include conceptual engineering design, new product development and corporate planning. He is the brother of George F. Schroeder, and is also a partner in Lancer Properties. See Compensation and Certain Transactions.

Mr. George F. Schroeder is a co-founder of the Company and has served as President, Chief Executive Officer and director since 1967. His primary responsibilities include strategic planning, marketing, overall production management and corporate administration. He is the brother of Alfred A.
Schroeder, and is also a partner in Lancer Properties. See Compensation and Certain Transactions.

Mr. John P. Herbots joined the Company as Vice President of Finance and Administration in February 1995. In August 1995, Mr. Herbots was appointed Chief Financial Officer, Treasurer and Secretary. Prior to joining Lancer, Mr. Herbots was Executive Vice President of MK Rail Corporation and from 1990 until 1992, served as Vice President and Chief Financial Officer for Morrison Knudsen Corporation's Rail Systems Group. Prior to that he was Vice President and CFO of Avline Leasing Corporation for one year, of Lancer Corporation for one year and of Fairchild Aircraft Corporation for four years. Mr. Herbots was elected to the Board of Directors in May 1995.

Mr. Charles W. Thomas joined the Company as Vice President of Marketing in February 1996. Prior to joining Lancer, Mr. Thomas was employed for 15 years by what is now The Minute Maid Company, a division of The Coca-Cola Company. While at The Minute Maid Company, Mr. Thomas held positions including Director of Marketing, Director of Field Sales and Director of Technical Development.

Mr. Robert W. Abbott has been employed by the Company since 1974. Mr. Abbott became Vice President - Asia in 1997. From 1976 until January 1997, he has held various senior sales positions, including Vice President - International Sales. Prior to his employment with Lancer, Mr. Abbott was employed by The Coca-Cola Company.

Mr. Jose A. Canales, Jr., joined the Company as Vice President - Latin America in August 1995. Prior to joining Lancer, Mr. Canales was the International Sales Manager for Pioneer Flour Mills in San Antonio, Texas. From 1982 to 1993 he held various management positions within the Latin American steel industry with Trade Arbed of Luxembourg, Fundidora in Mexico and Huntco Steel in the United States. From 1972 to 1982, he represented W.W. Grainger in Mexico and Latin America.

Mr. Robert E. Gehl joined the Company in February 1997 as Vice President - Europe. Before coming to Lancer, Mr. Gehl was Managing Director of Europe for Multiplex GmbH for five years, and was Director of Sales and Marketing of Jetspray London, Ltd. for two years.

Mr. James R. Sprinkle joined the Company in April 1984 as Director of National Accounts. Mr. Sprinkle assumed the responsibilities of Vice President - Domestic Sales in May 1993. Prior to his employment with Lancer, Mr. Sprinkle was employed by The Coca-Cola Company.

Mr. Samuel Durham joined the Company in June 1979 and has held the position of Vice President of Engineering since May 1993. He is primarily responsible for coordinating new product design through its introduction into the market and works directly with the engineering department of the Companys largest customer. Before joining the Company, Mr. Durham was employed by Polyvend, a manufacturer of vending equipment.

Mr. Michael U. Raymondi joined the Company as Vice President of Operations in August 1994. Prior to joining Lancer, Mr. Raymondi was employed by Minnesota Rubber, a rubber and plastics products company, as General Manager for three years. Prior to that, Mr. Raymondi was employed by National O-Ring as Plant Manager for five years.

COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

The Company believes that compensation of its executive officers and others should be directly and materially linked to operating performance. For fiscal 1996, the executive compensation program consisted of base salary and a bonus plan based on Company profitability and individual performance. The compensation levels of all executives were based primarily on the achievement of a 38% increase in net earnings per share over 1995, and to qualitative goals set at the beginning of the period.

Compensation and Stock Option Committees' Report

The Compensation and the Stock Option Committees (the Committees) of the Board of Directors, which usually meet once a year, determine the Companys executive compensation. An incentive bonus pool and awards to be made under stock option plans at the end of the ensuing year are approved at the Committees meeting in the first quarter with respect to that fiscal year. Compensation for a newly-hired executive may be established by the Committees at a special meeting.

The Committees believe that compensation of the Companys key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. They also believe that compensation should be directly and materially linked to operating performance and net earnings per share. As a result, the Company places special emphasis on long and short-term performance goals as measured by improvements in net earnings and net earnings per share. During 1996, net income increased to $5,732,500 from $4,091,117 for the previous year. Net earnings per share were $0.94 in 1996 compared to $0.68 in 1995. The Companys performance goals were set in part by an evaluation of its level of operational complexity and competitive environment. Special awards are contemplated to compensate for the achievement of superior goals in specific departments, such as research and development, production and sales.

During 1996, executive compensation included, in addition to a base salary, a cash bonus based on the achievement of 38% net earnings per share growth compared to targeted growth of 20% as set forth at the beginning of the year. Based on available data, the Committees believe the base salaries and cash bonuses of its executives were set below the levels of comparable companies as measured by market capitalization.

During 1996, Mr. George F. Schroeder, the Companys CEO, received a base salary of $199,992 and a bonus of $28,782 as determined by the Compensation Committee and approved by the Board of Directors. As a co-founder of the Company, Mr. George F. Schroeder has the entrepreneurial drive, strategic focus and long-term experience necessary to provide effective leadership to a complex manufacturing company with a worldwide presence. Although, as noted above, executive compensation was primarily contingent on a specific net earnings per share growth objective, Mr. Schroeders performance was also measured based on a subjective evaluation of his success at building a strong management team and aggressively pursuing new areas for growth.

The 1996 fiscal year was a good year for the Company, as reflected by the growth in net earnings per share and a 118% increase in the stock price after adjusting for a three-for-two stock dividend effective July 9, 1996. These factors will be taken into consideration in determining future stock bonus and short-term cash awards.

Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Since the vesting of options under the 1992 Plan is not subject to the attainment of performance objectives, it is possible that awards to named executive officers under this plan, when taken in conjunction with their annual compensation, could become subject to the limitations of Section 162(m). Awards made under the 1992 Plan to two of the named executive officers will expire if not exercised by January 12, 2002. Therefore, it is likely that these options will be exercised by January 12, 2002. When added to other compensation likely to be paid to such officers in 2002, compensation related to these awards is likely to be partially non-deductible to the Company under Section 162(m). The committee believes the compensation of its executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation is in the best interest of the Company and its shareholders. In some cases, the Committee, in the exercise of such discretion, may approve executive compensation that is not fully deductible. However, the Company does not expect the limitations on deductibility to have a material impact on its financial condition.

Compensation and Stock Option Committees

Walter J. Biegler, Chairman
Charles K. Clymer
Michael E. Smith

Compensation of Directors

Directors who are also employees of the Company receive no compensation for serving as a director. Directors who are not employees of the Company receive a fee of $2,000 per quarter.

Compensation Committee Interlocks and Insider Participation

Mr. Michael E. Smith is a member of the Companys Compensation and Stock Option Committees. Mr. Smith is a principal shareholder and Vice President of the insurance brokerage firm of Bailey-Gosling Associates, Inc. The Company paid approximately $305,000, $313,000 and $264,000 in premiums in 1996, 1995 and
1994, respectively, for various insurance policies placed by or through Bailey-Gosling Associates, Inc.

Summary Compensation Table

The following table sets forth the compensation paid or to be paid by the Company to the Chairman of the Board, the Chief Executive Officer, and the named executive officers for services rendered in all capacities for the years ended December 31, 1996, 1995 and 1994.

                                                                                   Long Term
                                                                                  Compensation
                                                 Annual Compensation                 Awards

                                                                         Other       Securities
                                                                        Annual       Underlying      All Other
                                Year        Salary         Bonus     Compensation(1)    Options (2)  Compensation (3)
Name/Title                                    ($)           ($)           ($)            (#)            ($)

----------------------------- -------- --- ---------- -- ---------- ---------------- ------------ -----------------

Alfred A. Schroeder            1996         199,992        47,693          4,441             -         60,385
Chairman of the                1995         199,992        21,462          4,500             -         60,311
Board                          1994         101,296        65,000          3,679             -         52,005

George F. Schroeder            1996         199,992        28,782          4,441             -         31,314
President & CEO                1995         199,992             -          4,500             -         32,436
                               1994         101,296        65,000          3,679             -         33,197

Samuel Durham                  1996         118,922        25,600          3,484        22,500          1,013
Vice President of              1995         111,821         4,795          3,500             -          1,267
Engineering                    1994          91,254        26,886          2,898             -          2,179

John P. Herbots                1996         110,345         9,600          2,792        16,980            377
Vice President Finance         1995          80,395        13,654              -        10,914          8,934
&  CFO                         (4)

Michael U. Raymondi            1996         105,490        10,687              -        15,000            377
Vice President of              1995          95,014        15,630              -         2,636            249
Operations (5)                 1994          40,198         7,626                        6,750          2,649

Robert W. Abbott               1996         100,020        20,100          3,208        18,750          1,518
Vice President - Asia          1995          99,278         8,332          3,000             -          2,260
                               1994          89,728        13,514          2,532         6,750          2,393

(1) These amounts reflect Company contributions to its profit sharing plan for the benefit of the named officers for the years indicated.

(2)  Adjusted for three-for-two stock dividends in July 1996 and July 1995.

(3) These amounts include insurance premiums paid for the benefit of the named officers and certain other taxable fringe benefits.

(4)  John P. Herbots joined the Company in February, 1995.

(5)  Michael U. Raymondi joined the Company in August, 1994.

Options Grants During the 1996 Fiscal Year

The following table discloses, for John P. Herbots, Vice President Finance and Chief Financial Officer, Samuel Durham, Vice President of Engineering, Michael
U. Raymondi, Vice President of Operations,  and Robert W. Abbott, Vice President
- Asia, information on Common Stock options of the Company (Options) granted during the 1996 fiscal year. There are no other named executive officers who received options during 1996.


                           Individual Grants                                              Option Value
                           ------------------------------------------------------ -----------------------------
                                                                                  Potential Realizable Value
                                                                                  at Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                                                                                  for Option Term
                                                                                  -----------------------------

                                 Number of   % of Total
                                 Securities  Options
                                 Underlying  Granted to   Exercise
                                 Options     Employees    Price    Expiration       5%          10%
Name/Title                       Granted     in   Fiscal  ($/Sh)   Date             (2)         (2)
                                 (1)         Yr
-------------------------- -- -- ----------- ------------ -------- ------------- -- -------- -- ----------

John P. Herbots                       15,000      7.7%    $10.83    3/31/2001       $44,850      $99,150
Vice President Finance,                1,980      1.0%    $11.09    2/19/2001       $ 6,059      $13,405
Chief Financial Officer

Samuel Durham                         22,500     11.5%    $10.83    3/31/2001       $67,275     $148,725
Vice President of
Engineering

Michael U. Raymondi                   15,000      7.7%    $10.83    3/31/2001       $44,850      $99,150
Vice President of
Operations

Robert W. Abbott                      18,750      9.6%    $10.83    3/31/2001       $56,063     $123,938
Vice President - Asia

(1) The recipients of all the option grants listed in the table above are 40% vested in the grants as of the date of this Proxy Statement. All options are exercisable to the extent vested. The options are not transferable, other than by will or the laws of decent and distribution or pursuant to a qualified domestic relations order.

(2) The information in these columns illustrates the value that might be realized upon exercise of the options granted during fiscal year 1996 assuming the specified compound rates of appreciation of the Companys Common Stock over the term of the options. The potential realizable value columns of the foregoing table do not take into account certain provisions of the options providing for termination of the option following termination of employment or nontransferability.

Options Exercised During the 1996 Fiscal Year and Fiscal Year End Option Values

The following table discloses, for the Chairman of the Board, the Chief Executive Officer, and the named executive officers, information concerning options exercised during the fiscal year ended December 31, 1996, and the number and value of the options held at the end of fiscal year 1996 based upon the closing price of $20.375 per share of Common Stock on December 31, 1996. Amounts are adjusted for the three-for-two stock dividends paid in July 1996 and in July 1995.

                                                                Number of Securities
                                                               Underlying Unexercised        Value of Unexercised In Money
                               Shares                           Options at FY-End                 Options at FY-End
                              Acquired          Value               Exercisable/                     Exercisable/
Name/Title                   on Exercise      Realized             Unexercisable                    Unexercisable
------------------------- -- ----------- -- ------------- --------------------------------- -------------------------------

Alfred A. Schroeder               0               0                       115,110/                        $2,041,559/
Chairman of the                                                             10,215                           $168,190
Board

George F. Schroeder               0               0                       115,110/                        $2,041,559/
President & CEO                                                             10,215                           $168,190

John P. Herbots                   0               0                         7,761/                           $86,854/
Vice President Finance                                                      20,133                           $211,077
and CFO

Samuel Durham                     0               0                        22,222/                          $365,005/
Vice President of                                                           20,043                           $206,163
Engineering

Michael U. Raymondi               0               0                         8,104/                           $92,568/
Vice President of                                                           16,282                           $166,795
Operations

Robert W. Abbott                 900            $6,950                      7,260/                           $81,196/
Vice President - Asia                                                       17,340                           $173,443

Company Performance

The performance graph shows a comparison of cumulative total returns for the Company, the Standard & Poors SmallCap 600 Index, and the Standard & Poors Specialized Manufacturing (SPSM) Index for the five-year period ended December 31, 1996.


The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each year for the Company, the Standard & Poors SmallCap 600 Index, and the SPSM Index is based on the stock price or composite index on December 31 of each year presented. The comparison assumes that $100 was invested in the Companys Common Stock and in each of the other two indices.

                                         1991            1992            1993            1994             1995             1996
                                      ------------    ------------    ------------    ------------     -----------     ------------
Lancer Corporation                      $  100.00       $  168.62       $  322.94       $  420.11       $  480.09       $  1,048.10
Standard & Poors SmallCap 600           $  100.00       $  121.04       $  143.78       $  136.92       $  177.94       $    215.88
S & P Specialized Manufacturing         $  100.00       $  138.96       $  151.09       $  139.83       $  214.42       $    219.91


Profit Sharing Plan

In 1991 the Company amended the non-contributory profit sharing plan it originally adopted in 1985 to comply with changes in the law. The amount of annual contributions made by the Company is at the discretion of the Board of Directors but may not exceed an amount equal to fifteen percent of the compensation paid or accrued during the year to all participating employees. Substantially all United States employees are eligible to participate. The Companys consolidated statements of income for the years ended December 31, 1996, 1995, and 1994 include provisions of $520,000, $359,000, and $270,000, respectively, attributable to the plan.

Certain Transactions

Michael E. Smith, a principal shareholder and Vice President of the insurance brokerage firm of Bailey-Gosling Associates, Inc., has been the Companys insurance broker since 1981. The Company paid approximately $305,000, $313,000 and $264,000 in premiums for various insurance policies placed by or through Bailey-Gosling Associates, Inc. in 1996, 1995 and 1994, respectively, for which Mr. Smiths services were used in connection therewith.

Lancer Properties is a Texas general partnership that owns the land and building at 235 West Turbo in San Antonio, Texas where the Companys administrative facilities and a portion of its production operations are located. Lancer Properties leased the premises to the Company for a term of 21 years beginning June 1, 1977 at a rental of $6,600 per month. The Company also leases adjoining operating facilities at 257R West Turbo, from Lancer Properties on a month-to-month basis for $800 per month. The Company pays all maintenance expenses, property taxes, assessments and insurance premiums on these facilities. In conjunction with a debt refinancing in 1992, the Company advanced $220,000 to this partnership. Repayment of this advance will be made through a reduction of lease payments otherwise due between the Company and the partnership and includes an interest charge at a rate of 9.25% per annum. Included in other assets and prepaid expenses in the Company's consolidated balance sheet at December 31, 1996 is $5,000 remaining due from the partnership for this advance. Improvements to these properties paid by the Company are recorded as an offset against the lease payments. Alfred A. Schroeder, George F. Schroeder and Jean M. Braley, all of whom were directors of the Company during 1996, own 13.33%, 13.33% and 15%, respectively, of Lancer Properties. The Estate of William V. Braley, for which Mrs. Braley serves as sole independent executrix, also holds a 15% interest in the partnership.

As of December 31, 1996, Alfred A. Schroeder and George F. Schroeder were indebted to the Company for approximately $290,000 for cash advances received from the company prior to and during 1996. The obligation to repay this indebtedness is evidenced by promissory notes due on or before December 31, 1999, and payable to the company in four equal annual installments, beginning on or before January 10, 1997, together with interest at the AFR rate, as published by the Internal Revenue Service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Companys executive officers and directors, and persons who own more than ten percent of the Companys Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended December 31, 1996 each of its executive officers, directors and persons who own more than ten percent of the Companys Common Stock filed all reports required by Section 16(a), except for two late filings by Mrs. Jean M. Braley pursuant to stock transactions involving a total of 5,400 shares, and one late filing for Mr. Michael E. Smith pursuant to a stock transaction involving a total of 1,500 shares. The number of shares noted in the preceding sentence relating to the transactions by Mrs. Braley and Mr. Smith have been adjusted for the three-for-two stock dividend paid in July, 1996.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 1998 Annual Meeting of Shareholders, such proposals must be received by the Company no later than December 23, 1997. Such proposals should be directed to Lancer Corporation, 235 W. Turbo, San Antonio, Texas 78216, Attn:
Chief Financial Officer.

OTHER BUSINESS

The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.


MISCELLANEOUS

The expenses of preparing, printing and mailing this notice of meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. Georgeson & Company Inc., New York, New York, will distribute proxy soliciting material to brokers, banks, and institutional holders and will request such parties to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson & Company Inc. a minimum fee of $600, not to exceed $2,500, covering its services and will reimburse Georgeson & Company Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material.

The Companys Annual Report to Shareholders for the fiscal year ended December 31, 1996 accompanies this Proxy statement. The Annual Report is not deemed to be part of this Proxy Statement.

By order of the Board of Directors



/s/ John P. Herbots
John P. Herbots
Secretary

San Antonio, Texas
April 21, 1997

                               LANCER CORPORATION


               1997 ANNUAL MEETING OF SHAREHOLDERS - MAY 22, 1997

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of LANCER CORPORATION, a Texas corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 21, 1997 and hereby appoints George F. Schroeder and Alfred A. Schroeder or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Shareholders of Lancer Corporation to be held May 22, 1997 at 9:30 a.m., local time, at the Companys facility at 6655 Lancer Blvd., San Antonio, Texas, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of all listed directors, FOR the ratification of the appointment of KPMG Peat Marwick as independent auditors, FOR approval of the proposed amendment of the Companys Articles of Incorporation which will increase the number of authorized shares of the Companys Common Stock, FOR approval of the proposal to amend the Companys 1996 Stock Incentive Plan to increase the number of shares for which options may be granted, and as said proxies deem advisable on such other matters as may come before the meeting.

          (Continued, and to be signed and dated, on the reverse side.)

                               LANCER CORPORATION
                                  PO BOX 11214
                             NEW YORK, NY 10203-0214

1.  ELECTION OF DIRECTORS
     FOR all nominees listed below  /  /
     WITHHOLD AUTHORITY to vote for all nominee listed below  / /
     EXCEPTIONS         /  /

          Nominees: Alfred A. Schroeder; George F. Schroeder; Walter J. Biegler;
               Jean M.  Braley;  Charles K.  Clymer;  Michael E. Smith;  John P.
               Herbots (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the Exceptions box and strike a line
               through  that   nominees   name.)

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1997

     FOR      /  /        AGAINST       /  /        ABSTAIN      /  /

3. PROPOSED AMENDMENT OF THE COMPANYS ARTICLES OF INCORPORATION WHICH WILL INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANYS COMMON STOCK

     FOR      /  /        AGAINST       /  /        ABSTAIN      /  /

4. PROPOSAL TO AMEND THE COMPANYS 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES FOR WHICH OPTIONS MAY BE GRANTED

     FOR      /  /        AGAINST       /  /        ABSTAIN      /  /



Address change and/or
Comments Mark Here      /  /

     (This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate, if shares are held by joint tenants both should sign.)


Dated_______________________________________________________, 1997



------------------------------------------------------------------
Signature


------------------------------------------------------------------
Signature


Votes MUST be indicated (x)
in Black or Blue ink. / /

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope